UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2015

Idera Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31918	04-3072298
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

167 Sidney Street Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 679-5500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 9, 2015, Idera Pharmaceuticals, Inc. (the “Company”) entered into a registration rights agreement (the “Registration Rights Agreement”) with 667, L.P., Baker Brothers Life Sciences, L.P. and 14159, L.P. (the “Selling Stockholders”), relating to the registration for resale of the shares of the Company’s common stock held by the Selling Stockholders, including the shares of the Company’s common stock that may be issued upon the exercise of warrants (collectively, the “Registrable Shares”).

Under the Registration Rights Agreement, the Company has agreed to file a registration statement on Form S-3 with the Securities and Exchange Commission (“SEC”) within 60 days after demand by any of the Selling Stockholders, to register for resale the Registrable Shares. The Company has agreed to use its reasonable best efforts to cause the registration statement to become effective as promptly as practicable after filing, and to remain effective until the shares being registered thereunder have been sold or may be sold freely without limitations or restrictions as to volume or manner of sale pursuant to Rule 144.

The Registration Rights Agreement contains customary covenants and agreements by the Company, customary indemnification obligations of the Company and the Selling Stockholders, including for liabilities under the Securities Act of 1933, as amended. The Registration Rights Agreement terminates upon the occurrence of certain events, including when all Registrable Shares have been sold pursuant to an effective registration statement or when all Registrable Shares have been or may be sold without limitations as to volume or manner of sale pursuant to Rule 144.

As of December 31, 2014, Baker Bros. Advisors LP and certain of its affiliated funds (which include the Selling Stockholders) (collectively, “Baker Brothers”), held 1,628,172 shares of the Company’s common stock, warrants to purchase up to 20,316,327 shares of the Company’s common stock at an exercise price of $0.47 per share and pre-funded warrants to purchase up to 22,151,052 shares of the Company’s common stock at an exercise price of $0.01 per share. Julian C. Baker and Dr. Kelvin M. Neu, each of whom is an affiliate of Baker Brothers, serve on the Company’s board of directors. Except for the ownership of the shares of common stock, warrants and prefunded warrants and Mr. Baker and Dr. Neu’s service on the Company’s Board of Directors, the Selling Stockholders have not had any material relationship with the Company or its affiliates.

A copy of the Registration Rights Agreement is filed with this Current Report as Exhibit 4.1 and is incorporated herein by reference. The foregoing description of the terms of the Registration Rights Agreement is qualified in its entirety by reference to such exhibit.

Item 2.02. Results of Operations and Financial Condition

The Company is filing under Item 8.01 of this Current Report on Form 8-K an updated summary description of the Company’s business, which includes a preliminary estimate of the Company that, as of December 31, 2014, the Company’s cash, cash equivalents and investments was approximately $48.6 million. This estimate was prepared by management in good faith based upon internal reporting and expectations as of and for the three months ended December 31, 2014. This estimate is preliminary, and unaudited, and may be revised as a result of management’s further review of the Company’s results. The Company and its auditors have not completed the normal annual audit procedures as of and for the year ended December 31, 2014, and there can be no assurance that the Company’s final results for this annual period will not differ from this estimate.

Item 8.01. Other Events.

The Company is providing certain information as an update to the information provided in the Company’s previous periodic filings with the SEC in order to reflect recent business developments. Updated risk factors and a summary description of the Company’s business, which includes a preliminary estimate of its cash, cash equivalents and investments as of December 31, 2014, are filed herewith as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference. This Current Report on Form 8-K, including the exhibits hereto, should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 and the Company’s Current Reports on Form 8-K.

On February 9, 2015, the Company issued a press release announcing its intention to offer and sell $75,000,000 shares of its common stock in an underwritten public offering, subject to market conditions and other factors, pursuant to the Company’s effective Registration Statement on Form S-3 (File No. 333-195896). The full text of the press release issued in connection with the announcement is attached to this Current Report on Form 8-K as Exhibit 99.3 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

See attached Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Idera Pharmaceuticals, Inc.

Date: February 9, 2015	By:	/s/ Louis J. Arcudi, III
Louis J. Arcudi, III
Senior Vice President of Operations, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

4.1	Registration Rights Agreement, February 9, 2015, among the Company and the Selling Stockholders named therein

99.1	Updated Risk Factors

99.2	Updated Summary Business Description

99.3	Press Release dated February 9, 2015